                           ASSET PURCHASE AGREEMENT

                                     AMONG

                           THE FORTRESS GROUP, INC.

                             LANDMARK HOMES, INC.

                                      AND

                          THE PRINCIPALS NAMED HEREIN

                              Purchase Agreement
                              ------------------

     THIS PURCHASE AGREEMENT (this "Agreement") is made as of this 29th day of August, between the Fortress Group, Inc., a Delaware corporation ("Fortress") and Fortress Acquisition, Inc., a Delaware corporation (the "Purchaser") and Landmark Homes, Inc. a North Carolina corporation ("Landmark") and B. Rex Stephens and Bobby W. Harrelson, (collectively the "Principals" and together with the Landmark, the "Seller")

     WHEREAS, Landmark has its principal place of business in Wilmington, NC and is engaged in the business of constructing and selling residential single-family, detached homes (the "Business").

     WHEREAS, Seller desires to sell and Purchaser desires to purchase all of Landmark's Assets (as defined below), except those certain Excluded Assets (as defined below).

     NOW THEREFORE, in consideration of the mutual covenants of the parties set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                          PURCHASE AND SALE OF ASSETS

     1.1 Agreement to Sell and Purchase. Upon the terms and subject to the conditions set forth herein and in reliance on the respective representations and warranties of the parties, Landmark shall sell the Assets to Purchaser, and Purchaser shall purchase the Assets from Landmark, on the Closing Date and at the time and place of Closing referred to below, for the consideration and in accordance with the provisions of Article II hereof.

     1.2 Assets. The term "Assets" means all the assets of Landmark (other than the Excluded Assets), including, without limitation, the following:

          (a) Balance Sheet Assets. All of the assets reflected on the balance sheet as of December 31, 1995 of Landmark attached hereto as Schedule 1.2(a) (collectively, the "1995 Balance Sheet"), except for the Excluded Assets reflected thereon and those assets disposed of after December 31, 1995 in the ordinary course of business consistent with past practices and this Agreement, and all assets subsequently acquired.

          (b) Real Property. All real property described under the heading "Real Property" on Schedule 1.2(b) hereto (the "Real Property") and all real property acquired by Landmark after the date hereof (collectively, the

               "Transferred Real Property"), together with (i) all buildings, fixtures, and improvements located thereon or attached thereto,
               (ii) all easements, franchises, licenses, permits, and rights-of-way appurtenant to or otherwise benefiting the Transferred Real Property or the buildings, fixtures, or improvements located thereon, and (iii) all development rights, mineral rights, water rights, utility capacity reservations, and other rights and appurtenances affecting or pertaining to the Transferred Real Property or the buildings, fixtures, or improvements located thereon.

          (c) Acquired Contracts. All rights and benefits of Landmark in each written and oral agreement, arrangement, contract, and commitment described on Schedule 1.2(c ) hereto under which Landmark is obligated to construct a residence or other building (the "Acquired Contracts") and all such agreements, arrangements, commitments, contracts and options that Landmark enters into after the date hereof in the ordinary course of business consistent with past practices and this Agreement.

          (d) Land Contracts. All rights and benefits of Landmark in each land contract it holds either as land contract vendor or land contract vendee described on Schedule 1.2(d), hereto ("Land Contracts").

          (e) Deposits. All deposits relating to any Acquired Contract or the business of Landmark and all earnest money and escrowed amounts in respect thereof to the extent of Landmark's rights or benefits therein.

          (f) Personal Property. All equipment, furniture, furnishings, inventory, machinery, software, supplies, tools, vehicles, and other personal property used in connection with the business of Landmark (the "Personal Property").

          (g)  Intellectual Property.  All rights and benefits of Landmark in
               (i) all architectural, building, and engineering designs, drawings, specifications, and plans, including those described on
               Schedule 1.2(a) hereto, (ii) all processes, know-how, technical data, and other trade secrets (the " Trade Secrets"), (iii) all sales forms and promotional and advertising materials, (iv) all copyrights, patents, trademarks, and applications, registrations, and renewals with respect thereto described under the heading "Intellectual Property" on Schedule 1.2(a) hereto, and the name "Landmark Homes" (collectively, the "Intellectual Property"), and
               (v) all other proprietary information or rights acquired since the date hereof. The rights and benefits with respect to each transferred trademark shall also include all goodwill associated therewith.

          (h) Permits. To the extent transferable, all approvals, authorizations, certificates, consents, franchises, licenses, permits, rights, variances, and waivers acquired to used in connection with the business of Landmark, and all agreements with governmental and other authorities in the nature thereof.

          (i) Cash and Receivables. All of Landmark cash on hand, on deposit, or invested not to exceed $100,000 and all accounts and notes receivable, and other receivables.

          (j) Third Party Warranties. To the extent assignable, all rights and benefits under any manufacturer's, subcontractor's, supplier's, merchant's, repairmen's or other third-party warranties, guarantees, and service or replacement programs relating to any Asset or the Business of Landmark.

          (k) Books and Records. All of the books, instruments, papers, and records of whatever nature and wherever located that relate to the Business of Landmark, whether in written form or another storage media, including without limitation (i) accounting and financial records, (ii) property records and reports, (iii) customer, subcontractor, and supplier lists, (iv) environmental records and reports, (v) personnel and labor relations records, and (vi) property, sales, or transfer tax records and returns, provided that such books, instruments, papers, and records shall exclude any documents relating exclusively to the Excluded Assets, the formation of Landmark, corporate minutes and stock records, other organizational documents, and the income tax records and returns of Landmark.

     1.3 Excluded Assets. Notwithstanding Section 1.2 hereof, Landmark retains all of its right, title, and interest in, to, and under the assets, interests, franchises, properties, and rights described on Schedule 1.3 hereto (collectively with any other items excluded pursuant to this Section 1.3, the "Excluded Assets").

     1.4 Consents. Promptly after the date hereof and except as otherwise provided herein, the Seller shall use reasonable efforts to obtain all approvals, consents, notices, and waivers required to transfer any Asset to the Purchaser or Fortress, and to permit the Purchaser or Fortress to assume the Assumed Liabilities described in Section 2.1(a) hereof (collectively, the "Consents"), in form and substance satisfactory to the Purchaser. Schedule 4.7 hereto describes each Consent. Landmark shall not be required to pay or relinquish any amount or benefit in order to obtain such Consents.

                                  ARTICLE II
                                  ----------
                      CONSIDERATION AND MANNER OF PAYMENT
                      -----------------------------------

     2.1 Purchase Price. The consideration for the Assets purchased by Purchaser shall be determined and paid as follows:

          (a) The assumption at Closing of the Assumed Liabilities (as hereinafter defined) by Fortress and Purchaser, jointly and severally, subject to their obligation to pay certain Assumed Liabilities in full as provided in Section 2.4 hereof;

          (b) $4,750,000 payable in cash at Closing to Landmark by wire transfer of immediately available funds to an account or accounts of Landmark at a bank or banks specified in writing at least one
               (1) business day prior to the Closing Date; and

          (c) $250,000 payable pursuant to the terms of the promissory note ("Adjustment Promissory Note") attached as Exhibit 2.1(c) to operate in conjunction with the closing audit mechanism provided in Section 2.2, below.

     2.2 Adjustment to the Purchase Price. The Purchase Price shall be subject to adjustments as follows:

          (a) Closing Balance Sheet. At Closing Landmark shall deliver to Seller an unaudited balance sheet for Landmark dated as of the close of business on the date of the Closing. Within sixty (60) days after Closing, Purchaser shall cause Price Waterhouse, LLP ("Purchaser's Auditor") to prepare an audited closing balance sheet of Landmark (as it may be adjusted pursuant to subsection 2.2(a)(2) below, the "Closing Balance Sheet"), which Closing Balance Sheet shall set forth the Assets and Assumed Liabilities of Landmark as of the close of business on the date of the Closing. The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles ("GAAP"). The Closing Balance Sheet shall include footnotes and shall include all adjustments which would be made if the date of the Closing were year-end. Purchaser shall pay all of the fees and expenses incurred in preparation of the Closing Balance Sheet and each party hereto shall pay its own expenses in connection with its review of the Closing Balance Sheet.

                    (1) If Landmark shall determine in good faith that the Closing Balance Sheet has not been prepared in accordance with the procedures described in Section 2.2(a) above, Landmark shall notify

               Purchaser in writing thereof ("Seller's Notice"), within thirty
               (30) days after delivery of the Closing Balance Sheet to Landmark, which notice shall set forth in reasonable detail the alleged nonconformance with such procedures and the amount(s) being disputed. If Landmark does not so notify Purchaser within such period, the Closing Balance Sheet shall become final and binding upon all parties at the end of such period.

                    (2) If Landmark does so notify Purchaser, Landmark and
               Purchaser shall attempt in good faith to resolve such dispute(s). If Purchaser and Landmark are unable to resolve any disputed item within ten (10) days after receipt of Seller's Notice, such disputed item(s), shall be submitted to one of the five largest nationally recognized accounting firms or any of their successors (other than Purchaser's Auditor or Landmark or regular auditors or their successors) chosen by lot which shall be instructed to arbitrate such disputed item(s) and determine Landmark's Net Shareholders' Equity (as defined below) within thirty (30) days. The resolution of disputes by the accounting firm so selected shall be set forth in writing and shall be conclusive and binding upon and non-appealable by the parties, and the Closing Balance Sheet shall become final and binding upon the date of such resolution. The costs of such resolution by such accounting firm shall be shared by the two parties. The term "Net Shareholders' Equity" means the excess of the Assets over the Assumed Liabilities, determined in accordance with GAAP.

          (b) Adjustment to Closing Balance Sheet. The Purchase Price shall be adjusted downward or upward (the "Adjustment") on a dollar-for-dollar basis to the extent that the Net Shareholders' Equity of Landmark reflected on the Closing Balance Sheet is less than or greater than $1,000,000, respectively. For purposes of this Adjustment, Items 4, 5 and 6 on Schedule 2.4 shall not be taken into account or treated as Assumed Liabilities in computing Net Shareholder's Equity.

          (c) Payment of Adjustment. Upon the Adjustment amount becoming final pursuant to Section 2.2(a), the Adjustment Promissory Note shall be due and payable, and Seller shall be entitled to the principal amount of the Adjustment Promissory Note, as adjusted pursuant Section 2.2(b), together with any additional cash due and interest accrued thereon since the Closing Date at the rate of 10% per annum.

          (d) Cooperation of Auditors. Landmark and its auditors shall fully cooperate with Purchaser and Purchaser's Auditor in their preparation of the Closing Balance Sheet, including, without limitation, by providing Purchaser and Purchaser's Auditor with access to Landmark's auditors' workpapers relevant to the Closing Balance Sheet, as well as Landmark's books and records related thereto.

     2.3 Closing Expenses and Related Taxes. Landmark shall pay at the Closing any stamp or other sales, transfer or transaction tax ("Transfer Tax") imposed under the laws of the United States or any state, county, municipality or other subdivision thereof on the direct or indirect transfer of the Assets by Landmark to Purchaser.

     2.4 Assumed Liabilities. On the Closing Date, Landmark shall assign to Purchaser and Purchaser and Fortress shall assume, discharge and perform in a timely fashion and shall indemnify and hold harmless Landmark from each and every obligation with respect to the liabilities (whether arising by contract, at law or otherwise) set forth on
         Schedule 2.4 attached hereto (collectively, the "Assumed Liabilities"). Purchaser and Fortress acknowledge that Landmark may be unable to obtain the Consents required for Purchaser to assume the Bank Obligations (as hereinafter defined) and/or the Releases (as hereinafter defined) with respect to the Bank Obligations. If any of the Consents or the Releases (and all documents related thereto) have not been obtained or executed by all necessary parties either prior to or within 45 days after Closing, then Purchaser and Fortress, jointly and severally, agree to pay cash or other immediately available funds to or as directed by Landmark to discharge the Bank Obligations in full immediately and without further notice or demand from Landmark. "Bank Obligations" shall mean all of Landmark's indebtedness, liabilities and obligations outstanding as of the Closing Date, together with all interest accruing from and after the Closing Date, with respect to Items 1(a) through 1(g) on Schedule 2.4 attached hereto. "Releases" shall mean an absolute, unconditional and complete release of Bobby W. Harrelson, B. Rex Stephens, their respective spouses, Landmark and each of its affiliates, and their respective properties from any liability, obligation or lien related to the Bank Obligations.

     2.5 Excluded Liabilities. For purposes of this Agreement "Excluded Liabilities" shall mean the following except to the extent included on
         Schedule 2.4 hereof: (a) any liabilities or obligations that secure or relate solely to Excluded Assets, (b) any liabilities or obligations owed for any broker or similar services rendered in connection with the transactions contemplated hereby, (c) any liabilities due employees, (d) any liabilities or obligations with respect to any Environmental Laws or Material of Environmental Concern (each as defined in Article 4.19 hereof), (e) any expenses incurred by Landmark in connection with this Agreement or the transactions contemplated hereby, (f) any liabilities or obligations with respect to any pending or threatened action, alternate dispute resolution process, arbitration, charge, claim, counterclaim, inquiry, investigation, legal action, litigation, suit, or other proceeding, whether involving private parties or involving or before any administrative or other governmental authority (collectively, "Legal Proceeding" to the extent not reserved in Landmark's balance sheet for the period ended June 30, 1996 arising out of operations of the Business prior to Closing (g) any product liabilities in respect of construction work performed prior to the Closing Date on homes completed and closed prior to the Closing Date, (h) any Taxes (as defined in Article 4.9(a) hereof),
           (i) warranty obligations (whether in respect of express or implied warranties) on homes completed and closed prior to the Closing Date,
           (j) any other contingent liability or obligation, and (k) any liability or obligation other than those liabilities and obligations that the Purchaser specifically assumes pursuant to Section 2.1(a) hereof.

     Section 2.6 Tax Reporting and Allocations. The Purchaser and Landmark agree to allocate among the Assets (a) the consideration to be paid to Landmark pursuant hereto and (b) the Assumed Liabilities as set forth in Schedule 2.6 subject to final adjustment only for the Adjustment provided in Section 2.2 hereof. The final allocation shall be attached to this Agreement not later than 30 days after final determination of the Adjustment to the purchase price as provided in Section 2.2 hereof.

     Section 2.7 Form 8-K Financial Statements. Landmark acknowledges that within 15 days after the Closing Date, the Purchaser must file a Form 8-K with the Securities and Exchange Commission (the "Commission") disclosing the Purchaser's acquisition of the Assets. With the Form 8-K or within 60 days after filing thereof, the Purchaser must file with the Commission in accordance with the rules and regulations thereof audited financial statements of Landmark (the "Audited Form 8-K Financial Statements") and other financial statements and information. The fees and expenses associated with the preparation and filing of the Form 8-K and Audited Form 8-K Financial Statements shall be the sole responsibility of the Purchaser. Landmark shall cooperate with the Purchaser in the preparation of the other financial statements and information that the Purchaser is required to prepare in connection with the Form 8-K. Such cooperation shall include, but not be limited to, allowing consultations with Landmark's current accounting firm.

                                  ARTICLE III
                                  -----------
                                    CLOSING
                                    -------

     3.1 TIME AND PLACE OF CLOSING. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Murchison, Taylor, Kendrick, Gibson & Davenport, L.L.P., 16 North Fifth Avenue, Wilmington, NC 28401, at 10:00 a.m. (local time) on August 29, 1996, or at such other time and place as the parties may agree. The Closing and all transactions contemplated hereunder shall be deemed effective as of August 31, 1996.

     3.2 Deliveries.  At the Closing:

         (a) Seller Deliveries. Seller will, at its sole cost and expense, execute and deliver or cause to be executed and delivered to
              Purchaser:

               (i) A Bill of Sale and Assignment of personal property (the
                   "Assignment Agreement") in the form of Exhibit 3.2(a) attached hereto, pursuant to which Seller assigns the Assets to Purchaser;

              (ii) Certificates of Existence, dated not more than twenty (20)
                   days prior to the Closing, with respect to Seller issued by the offices of the Secretary of State of North Carolina and by the Secretary of State of each jurisdiction in which Seller is qualified to do business as a foreign corporation;

             (iii) With respect to each parcel of Real Property, (A) an executed, acknowledged and recordable warranty deed to such parcel in form and substance satisfactory to Purchaser, and
                   (B) all other documentation (including IRPTA and FIRPTA affidavits and trust declarations) which Purchaser may reasonably request;

              (iv) Evidence that the Consents have been obtained by Seller, except as otherwise provided herein;

               (v) Certified copies of the Articles of Incorporation and Bylaws of Landmark as in effect at the Closing;

              (vi) A certificate from an officer of Landmark dated the Closing, containing the information required pursuant to Section 7.1(a) hereof;

             (vii) Copies of resolutions of the stockholders and Board of
                   Directors of Landmark certified by the secretary thereof as having been duly and validly adopted and in full force and effect authorizing the Asset Sale, execution and delivery of this Agreement, the Other Seller Agreements and performance of the transactions contemplated hereby and thereby;

            (viii) Clearance certificates or similar documents required by any state taxing authority in order to relieve Purchaser of any obligation to withhold any portion of the purchase price; and

                    (ix) Such other documents and instruments as Purchaser or its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

     All documents delivered to Purchaser shall be in form and substance reasonable satisfactory to counsel for Purchaser.

     (b) Purchaser Deliveries. Purchaser will execute and deliver or cause to be executed and delivered to seller simultaneously with delivery of the items referred to in subsection 6(a) above:

          (i) Bank wire transfer as provided in Section 2.1(a) and the Adjustment Promissory Note as provided in Section 2.1(c);

         (ii) An assumption agreement (the "Assumption Agreement") evidencing Purchaser's and Fortress' assumption of the Assumed Liabilities in the form of Exhibit 3.2(b)(ii);

        (iii) A copy of a resolution of each of the Boards of Directors of Purchaser and Fortress certified by the secretary thereof as having been duly and validly adopted and in full force and effect authorizing execution and delivery of this Agreement and performance of the transactions contemplated hereby by Purchaser and Fortress;

         (iv) A certificate from an officer of Fortress and an officer of Purchaser, dated the Closing, containing the information required pursuant to Section 7.2(a) hereof; and

          (v) Such other documents and instruments as Seller or its counsel reasonable shall deem necessary to consummate the transactions contemplated hereby.

     All documents delivered to Seller shall be in form and substance reasonably satisfactory to counsel for Seller.

                                  ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF LANDMARK AND PRINCIPALS

      Landmark and the Principals each jointly and severally represent and warrant that all of the following representations and warranties in this Article IV are true and correct at the date of this Agreement, shall be true at the time of Closing and that such representations and warranties as made at the time of Closing shall survive the Closing.

      4.1 Corporate Power and Authority; Effect of Agreement. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of North Carolina and has all requisite power and authority to carry on the Business and to own or hold under lease the Assets. Seller has all requisite corporate power and authority to execute and deliver this Agreement and the other documents listed on Schedule 4.1 (the "Other Seller Agreements") or delivered at Closing, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Other Seller Agreements by hereof Landmark and performance by Landmark of its obligations under this Agreement and the Other Seller Agreements and the consummation by Landmark of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Landmark, and its stockholders, in accordance with applicable law and the Certificate of Incorporation and Bylaws of Landmark. This Agreement and the Other Seller Agreements have been duly and validly executed and delivered by Landmark and constitute the valid and binding obligations of Landmark, enforceable in accordance with their respective terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability relating to or affecting creditors' rights generally.

      4.2 Qualification of Landmark. Landmark is duly qualified to do business in good standing as a foreign corporation in the jurisdictions listed on Schedule 4.2 and there are no other jurisdictions in which the conduct of Landmark's business or activities or its ownership of the Assets requires any other qualification under applicable law. The minute books of Landmark contain true and correct copies of (i) the minutes of each meeting of and (ii) all written consents of the board of directors and stockholders of Landmark.

      4.3 Capitalization. The entire authorized and issued capital stock of Landmark is listed on Schedule 4.3, and is issued only to the holders reflected on such Schedule. There are no voting agreements, voting trusts or other agreements (including cumulative voting rights), commitments or understandings with respect to any of the stock reflected on Schedule 4.3.

      4.4 Articles of Incorporation, Bylaws, Officers and Directors. True and complete copies of Landmark's Articles of Incorporation, and all amendments thereof to date, and Bylaws of Landmark, as amended to date, have been delivered to Purchaser. Schedule 4.4 is a true and complete list of all of the officers and directors of Landmark.

     4.5 Assets Used in the Business. Except for the Excluded Assets, the Assets constitute all of the rights, properties, privileges and other assets used in the conduct of the activities, operations or business of Landmark (the "Business") as conducted during the twelve months preceding the date of this Agreement, except for assets sold, disposed of or discarded in the ordinary course of business.

     4.6  Title to Personal Property. Except as disclosed in Schedule 4.6 or
          Schedule 2.4, Seller is the owner of all of the Personal Property free and clear of any claims, liens, charges, restrictions, security free interests or encumbrances whatsoever.

     4.7  No Restrictions Against Sale of Assets. Except as disclosed in
          Schedule 4.7, Landmark has full right, power and authority to sell the Assets to Purchaser as provided herein without obtaining the consent or approval of any "Governmental Authority" (other than the approval of the Federal Trade Commission or the United States Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") (the "Governmental Consents"). Except as disclosed on
          Schedule 4.7, (i) the execution and delivery by Landmark of this Agreement and the Other Seller Agreements, (ii) the performance by Landmark of its obligations hereunder and thereunder and (iii) the consummation of the transactions contemplated hereunder and thereunder do not require Landmark to obtain any consent, approval, waiver of any acceleration, termination or other right or remedy or action of or by, or make any filing with or give any notice to any other party. As used in this Agreement, "Governmental Authority" shall mean the United States or any state, local or foreign government, or any subdivision, agency or authority of any thereof.

     4.8 Financial Statements. Except as set forth in Schedule 4.8, Landmark has delivered to Fortress (as Schedule 4.8 copies of the following financial statements (the "Financial Statements").

               (a) Unaudited Balance Sheets, Income Statements, Statements of Stockholders' Equity, and Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995.

               (b) Unaudited Balance Sheets and Income Statements for the three months ended March 31, 1995 and 1996, the three months ended June 30, 1995 and 1996, and the three months ended September 30, 1994 and 1995.

               (c) Unaudited Balance Sheets, Income Statements, Statements of Stockholders' Equity, and Statements of Cash Flows for the six months ended June 30, 1995 and 1996, and the nine months ending September 30, 1994 and 1995.

     Each of the Financial Statements is accurate and complete in all material respects, is consistent with the books and records of Landmark (which, in turn, are accurate and complete in all material respects) and fairly presents Landmark's financial condition, assets and liabilities as of their respective dates and thereto in accordance with GAAP, consistently applied among the periods which are subject of the Financial Statements, except unaudited interim financial statements which were or are subject to normal and recurring year-end adjustments which were not and are not expected to be material in amount and the addition of required footnotes thereto.

     Except as reflected on Schedule 4.8, as of the date hereof and as of the Closing, Landmark does not have any debts, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise), except

               (i) to the extent clearly and accurately reflected and accrued for or fully reserved against in the Financial Statements,

               (ii) for liabilities specifically delineated as to nature and amount on the Schedules to this Agreement, or

               (iii) for liabilities and obligations which have arisen after
                     December 31, 1995 in the ordinary course of business consistent with past custom and practice (none of which is a liability resulting from breach of contract, material breach of warranty, tort, infringement claim or lawsuit).

     4.9  Taxes.

          (a)  Definitions.

               (i) The term "tax" shall mean any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect to the foregoing.

               (ii) The term "Tax Return(s)" shall mean returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of Landmark or the administration of any laws, regulations or administrative requirements relating to any Taxes.

      (b)   Tax Returns and Audits.

               (i) Except as set forth in Schedule 4.9, Landmark has timely filed all Tax Returns for all periods ended on or before the Closing Date. All such Tax Returns are true and correct in all material respects. As of the time of filing, the foregoing Tax Returns correctly reflected in all material respects the facts regarding the income, business, assets, operations, activities, status, or other matters of the Company or any other information required to be shown thereon. In particular, the foregoing Tax Returns are not subject to penalties under Section 6662 of the Code, relating to accuracy-related penalties (or any corresponding provision of the state, local or foreign Tax law) or any predecessor provision of law. An extension of time within which to file any Tax Return that has not been filed has been requested or granted.

               (ii) With respect to all amounts of Taxes imposed on Landmark or for which Landmark is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under Tax allocation portions of periods ending on or before the Closing Date, all applicable Tax laws and such amounts required to be paid by Landmark to taxing authorities or others on or before the Closing Date have been paid, or accrued for or fully reserved against on Financial Statements.

               (iii) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Landmark.

      4.10 Material Contracts. Except as listed or described on Schedule 4.10 or any other Schedule to this Agreement (such contracts, or those which should have been listed on Schedule 4.10, are the "Material Contracts"), as of or on the date hereof, Landmark is not a party to or bound by, nor does there exist any written or oral leases, agreements or other contracts or legally binding contractual rights or contractual obligations or contractual commitments relating to or in any way affecting the operation or ownership of Landmark's business ("Contracts") that are of a type described below:

      (a) any collective bargaining arrangement with any labor union or any such agreements currently in negotiation or proposed;

       (b) any contract for capital expenditures or the acquisition or construction of fixed assets for or in respect to real property other than in Landmark's ordinary course of business in excess of $50,000;

       (c) any contract with a term in excess of one year for the purchase, maintenance, acquisition, sale or furnishing of materials, supplies, merchandise, machinery, equipment, parts or other property or services (except that Landmark need not list any such contract made in the ordinary course of business which requires aggregate future payments of less than $100,000);

       (d) any contract relating to the borrowing of money, or the guaranty of another person's borrowing of money, including, without limitation, all notes, mortgages, indentures and other obligations, agreements and other instruments for or relating to any lending or borrowing, including assumed indebtedness;

       (e) any contract granting any person a Lien on any of the assets of Landmark, in whole or in part;

       (f) any contract for the cleanup, abatement or other actions in connection with Hazardous Materials (as defined in Section 4.19), the remediation of any existing environmental liabilities or relating to the performance of any environmental audit or study;

       (g) any contract granting to any person a first-refusal, first-offer or similar preferential right to purchase or acquire any of the Assets of the Business other than in the ordinary course of business;

       (h)  any contract under which Landmark is -

       (i) a lessee or sublessee of any machinery, equipment, vehicle or other tangible personal property or real property, or

       (ii) a lessor of any real property or tangible personal property owned by Landmark,

in either case having an original value in excess of $50,000;

       (i) any contract providing for the indemnification of any officer, director, employee or other person; where such indemnification may exceed the sum of $50,000;

       (j)  any joint venture or partnership contract; and

       (k) any other contract with a term in excess of one year, whether or not made IA the ordinary course of business, which involves payments in excess of $100,000.

     Landmark has provided Fortress with a true and complete copy of each written Material Contract, including all amendments or other modifications thereto. Except as set forth on Schedule 4.10, each Material Contract is a valid and binding obligation of Landmark enforceable in accordance with its terms, and is in full force and effect, subject to bankruptcy, reorganization, receivership and other laws affecting creditors' rights generally. Except as set forth on
Schedule 4.10, Landmark has performed all obligations required to be performed by it under each Material Contract and Landmark is not, nor, to the Knowledge of Landmark, is any other party to any Contract (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder; and there exists no condition which, to the Knowledge of Landmark would constitute a breach or default thereunder. Landmark has not been notified that any party to any Material Contract intends to cancel, terminate, not renew or exercise an option under any Material Contract, whether in connection with the transactions contemplated hereby or otherwise.


     4.11  Other Acquired Home Contracts.

     Under the appropriate subheading, Schedule 1.2(c) hereto lists as of the date hereof all written and oral agreements, arrangements, contracts and commitments to which Landmark is a party or entered into on behalf thereof pursuant to which Landmark is obligated to construct a residence or other building or improvement or which relates to the development of any real property or interest in real property.


     4.12 Permits. Landmark possesses all approvals, authorizations, certificates, consents, franchises, licenses, permits, rights, variances, and waivers necessary for the lawful conduct of its Business, the absence of which would materially adversely affect the Assets or the Business of Landmark (collectively, the "Permits"). Each of the Permits is listed on Schedule 4.12 hereto. All Permits are in full force and effect, no violations have occurred with respect thereto, and to Landmark's Knowledge no basis exists for any limitation, revocation, or withdrawal thereof or any denial of any extension or renewal with respect thereto. Except as indicated on Schedule 4.12, each Permit is transferable to the Purchaser.


     4.13 Real Property. (a) Schedule 1.2(b) hereto sets forth each parcel of Real Property that Landmark owns as of the date hereof. Real Property has all necessary access to and from public highways, streets, and roads and no pending or, to the best Knowledge of Landmark, threatened proceeding or other fact or condition exists that could limit or result in the termination of such access. The Real Property is connected to and serviced by electric, gas, sewage, telephone, and water facilities, which facilities are in compliance, in all material respects, with all Applicable Laws and installation and connection charges with respect thereto have been paid in full.

     (b) Under the heading "Real Property Leases", Schedule 1.2(b) hereto describes each agreement, arrangement, contract, commitment, or lease (the "Real Property Leases") pursuant to which Landmark is the lessor or the lessee with respect to any real property (the "Leased Real Property") as of the date hereof.

     (c) Land Contracts. Under the heading "Land Contracts", Schedule 1.2(d) hereto lists all written and oral agreements, arrangements, contracts, and commitments to which Landmark is a party or entered into on behalf thereof pursuant to which Landmark is obligated to purchase any developed or undeveloped real property (the "Land Contract Property") as of the date hereof or possesses an option to acquire any developed or undeveloped real property (the "Option Real Property") as of the date hereof. Each such parcel of developed real property included in the Land Contract Property satisfies all of the representations and warranties set forth herein concerning the Real Property. Moreover, any developed or undeveloped real property that Landmark becomes obligated to purchase after the date hereof will satisfy all of the representations and warranties set forth herein for the Real Property as of the Closing Date.

     (d) Good and Marketable Title. Landmark has good and marketable title in fee simple to its Real Property and Land Contract Property (collectively, the "Real Property"), subject to the Permitted Liens referred to in Section 4.14 hereof and except that Landmark will not acquire such title to its Land Contract Property until the acquisition thereof and will not have recorded deeds to certain other property set forth on Schedule 1.2(b). The Real Property constitutes all of the Real Property which Landmark owns or has a right to acquire or in which it otherwise has an interest, except for the Leased Real Property and the Excluded Assets.

     (e) No Breach or Default. Except as set forth in Schedule 4.13 hereto, with respect to any agreements, arrangements, contracts, covenants, conditions, deeds, deeds of trust, rights-of-way, easements, mortgages, restrictions, surveys, title insurance policies, and other documents granting to Landmark title to or an interest in or otherwise affecting its Real Property, no material breach or event has occurred that with the giving of notice, the lapse of time, or both would constitute a breach or event of default, by Landmark or, to the best Knowledge of Landmark, any other Person.

     (f) No Condemnation. No condemnation, eminent domain, or similar proceeding exists, is pending or, to the best Knowledge of Landmark, is threatened with respect to, or that could affect, any Real Property or Leased Real Property.

     (g) Compliance with Laws. The buildings and improvements on the Real Property and the Leased Real Property and the subdivision and improvements of the Real Property do not violate, in any material respect, (i) any Applicable Law, including any building, set-back, or zoning law, ordinance, regulation, or statute, or other governmental restriction in the nature thereof, or (ii) any restrictive covenant affecting any such property.

     (h) Parties in Possession. To the Knowledge of Landmark there are no parties in possession of any portion of the Real Property as lessees, tenants at sufferance, or trespassers.

     (i) Unpaid Obligations. Except as set forth on Schedule 4.13(i) , there are not unpaid charges, debts, liabilities, claims or obligations arising from the construction, occupancy, ownership, use, or operation of the Real Property (other than those being assumed by the Purchaser pursuant to Section 2.1 hereof) or being prorated pursuant to Section 2.7 hereof. No such Real Property is subject to any condition or obligation to any governmental entity or other person requiring the owner or any transferee thereof to donate land, money or other property or to make off-site public improvements.

     (j) Assessments. Except as set forth on Schedule 4.13(j), no developer-related charges or assessments for public improvements or otherwise made against the Real Property or any lots included therein are unpaid, including without limitation those for construction of sewer lines, water lines, storm drainage systems, electric lines, natural gas lines, streets (including perimeter streets), roads and curbs.

     (k) Subdivision Standards. The Real Property and all lots included therein conform in all material respects to the appropriate governmental authority's subdivision standards.

     (l) Moratoria. There is no moratorium applicable to any of the Real Property on (i) the issuance of building permits for the construction of houses, or certificates of occupancy therefor, or (ii) the purchase of sewer or water taps.

     (m) Construction Conditions. Each of the lots included in the Real Property is stable and otherwise suitable for the construction of a residential structure by customary means and without extraordinary site preparation measures.

     (n) Environmental Matters. Except for the Wetlands contained within the Wrens Landing subdivision, the Real Property does not contain wetlands or a level of radon above action levels of the U.S. Environmental Protection Agency and is not located within a "critical", "preservation", "conservation" or similar type of area. No portion of the Real Property is situated within a "noise cone" such that the Federal Housing Administration will not approve mortgages due to the noise level classification of such Real Property.

     (o) Certain Prior Uses. None of the Real Property has been used as a grave site or fill or borrow area.

     (p) Claims. No Legal Proceeding is pending or, to the best Knowledge of Landmark, threatened which involves any of the Real Property or against Landmark with respect to any of the Real Property; all of the Real Property and the lots included therein are in compliance, in all material respects, with all applicable zoning and subdivision ordinances; none of the development-site preparation and construction work performed on the Real Property has concentrated or diverted surface water or percolating water improperly onto or from the Real Property.

     (q) Third Party Rights. Landmark has not granted to any Person any contact or other right to the use of any portion of the Real Property or to the furnishing or use of any facility or amenity on or relating to the Real Property.

     (r) Zoning. All of the Real Property is zoned to permit single-family home construction and occupancy thereon, except as set forth on Schedule 4.13.

     (s) No Foreign Sellers. No Seller is a "foreign person" within the meaning of Sections 1445 and 7701 of the Code.


     4.14 Permitted Liens. Except as disclosed on any of the Schedules attached hereto, Landmark's title to the Assets is free and clear of all liens other than liens listed on Schedule 4.14 hereto (collectively, the "Permitted Liens") and such other liens as may be described in the commitments for title insurance delivered pursuant to Section 3.2(a)(iv) hereof prior to Closing. Moreover, except for such Permitted Liens, no liens except with respect to any Land Contract property or other property Landmark is obligated to acquire pursuant to a Contract.


     4.15 Litigation. Except as set forth in Schedule 4.15 (which shall disclose the parties to, nature of, and relief sought for each matter to be disclosed on Schedule 4.15):

     (a) There is no suit, action, proceeding, investigation, claim or order pending, or to Landmark or any employee plan, or any fiduciary of any such plan (or to the Knowledge of Landmark pending or threatened against any of the officers, directors or employees of Landmark with respect to its business or proposed business activities) which is material to Landmark or to which Landmark is otherwise a party, or which may affect either Landmark, its assets or the Business, before any court, or before any Governmental Authority (collectively, "Claims"); nor, to Landmark's Knowledge, is there any basis for any such Claims.

     (b) Landmark is not subject to any judgment, order or decree of any court or Governmental Authority; has not received any opinion or memorandum from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to the Business. Landmark is not engaged in any legal action to recover money due it or for damages sustained by it.

     (c) Landmark's current insurance is believed to be adequate to cover all pending or threatened Claims, Landmark has given all required notice of such Claims to its appropriate insurance carrier(s) and/or all such Claims have been fully reserved for on the financial statements of Landmark as delivered to Fortress pursuant to the terms of this Agreement. Schedule 4.15 lists the insurer for each Claim covered by insurance or designates each Claim, or portion of each Claim, as uninsured and the individual and aggregate policy limits for the insurance covering each insured Claim and the applicable policy deductibles for each insured Claim.

     (d) Schedule 4.15 sets forth all closed litigation matters (other than workers compensation claims) to which Landmark was a party during the three years preceding the Closing, the date such litigation was commenced and concluded, and the nature of the resolution thereof (including amounts paid in settlement or judgment).


     4.16 Compliance with Applicable Laws. Except as set forth on Schedule 4.16, to its Knowledge Landmark has complied with all laws, rules, regulations, writs, injunctions, decrees, and orders applicable to it or to the operation of its Business (collectively, "Laws") and has not received any notice of any alleged claim or threatened claim, violation of, liability or potential responsibility under, any such Law which has not heretofore been cured and for which there is no remaining liability other than those not having a material adverse effect on the Business taken as a whole. Without limiting the generality of the foregoing, to its Knowledge, Landmark has complied in all material respects with all applicable federal, state and local Laws relating to antitrust and trade regulations.


     4.17 Transaction Not a Breach. Except as set forth on Schedule 4.17 and except to the extent the Consents are required to transfer the Assets, the execution, delivery or performance by Landmark of this Agreement, the Other Company Agreements, and the consummation of the transactions contemplated hereby and thereby will not:

     (a) To the Knowledge of Landmark, violate or conflict with or result in a breach of any provision of any Law, order, permit, judgment, injunction, decree or other decision of any court or other tribunal or any Governmental Authority binding on Landmark, or any of their respective Affiliates, or conflict with or result in the breach of any of the terms, conditions or provisions thereof.

     (b) Constitute a default under the Certificate or Articles of Incorporation or the By-Laws of Landmark or of any contract, agreement, commitment, indenture, mortgage, note, bond, license or other instrument or obligation to which Landmark is a party.

     (c) Constitute an event which would permit any party to terminate any material agreement or accelerate the maturity of any material indebtedness or other obligation.

     (d) Result in the creation or imposition of any material Lien upon the Assets.

     (e) With the exception of the notice, if any, required to be given to the Federal Trade Commission and the United States Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act, as amended, require any authorization, consent, approval, exemption or other action by or notice to any court or Governmental Authority.

     4.18 Insurance Policies. Schedule 4.18 is a correct and complete list and description of all insurance policies (including "self-insurance" programs) now maintained by Landmark (the "Insurance Policies"). The Insurance Policies are in full force and effect, Landmark is not in default under any of them, and no material claim for coverage thereunder has been denied under any such current policies with respect to any matter.

     4.19 Environment.

     (a)  Except as set forth in Schedule 4.19,

     (i)  Landmark is in compliance with all Environmental Requirements, and

     (ii) Landmark possesses all required permits, licenses and certificates, and have filed all notices or application required thereby, except where such noncompliance with Environmental and Safety Laws or failure to possess required permits, licenses and certificates would not, individually or in the aggregate, have a material adverse effect upon the financial condition, assets, operations, or prospects of Landmark taken as a whole. As used herein, "Environmental Requirements" shall mean all applicable federal, state and local laws, rules, regulations, ordinances and requirements relating to pollution and protection of the environment, all as amended or hereafter amended.

     (b)  Except as disclosed in Schedule 4.19:

     (i) Landmark has not been subject to, or received any notice of any private, administrative or judicial action, or notice of any intended private, administrative or judicial action relating to the presence or alleged presence of Hazardous Materials in, under or upon any Real Property currently or formerly owned, leased or used by (A) Landmark, or (B) any other person that has, at any time, disposed of Hazardous Materials on behalf of Landmark; and

     (ii) Landmark does not have any basis for any such notice or action; and

     (iii) there are no pending or, to the Knowledge of Landmark, threatened actions or proceedings (or notice of potential actions or proceedings) from any Governmental Authority or any other entity regarding any matter relating to health, safety or protection of the environment.

     "Hazardous Materials" for purposes of this Agreement shall include, without limitation: (A) hazardous materials, hazardous substances, extremely hazardous substances or hazardous wastes, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S)9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. (S)6901 et seq. ("RCRA"), and any other Environmental and Safety Requirements; (B) petroleum, including, without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (C) any radioactive material, including, without limitation, any source, special nuclear, or by-product material as defined in 42 U.S.C. (S)2011 et seq.; and (D) asbestos in any form or condition.

     (c) There are and have been no past or present events, conditions, circumstances, activities, practices, incidents or actions which could reasonably be expected to interfere with or prevent continued compliance with any Environmental Requirements, give rise to any legal obligation or liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation against or involving Landmark or any Real Property presently or previously owned or used by Landmark under any Environmental Requirements or related common law theories, except as identified in Schedule 4.19.

     (d) To Landmark's Knowledge, Schedule 4.19 sets forth the name and principal place of business of every off-site waste disposal organization, and each of the haulers, transporters or cartage organization engaged now or in the preceding three years by Landmark to dispose of Hazardous Materials to any such off-site waste disposal location on behalf of Landmark.

     4.20 Compensation: Employment Agreements. Landmark has delivered to Fortress an accurate schedule (Schedule 4.20) showing all current officers, directors and key employees of Landmark listing all employment agreements with such officers, directors and key employees, and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons as of (i) December 31, 1995 and (ii) the date hereof. Landmark has provided to Fortress true, complete and correct copies of any employment agreements for persons listed on Schedule 4.20.

     4.21 Labor Matters. Except as set forth in Schedule 4.21, there is no, and within the last three years Landmark has not experienced any strike, picketing, boycott, work stoppage or slowdown, other labor dispute, union organizational activity, allegation, charge or complaint of unfair labor practice, employment discrimination or other matters relating to the employment of labor pending or, to Landmark's Knowledge, is threatened against Landmark; nor, to Landmark's Knowledge, is there any basis for any such allegation, charge, or complaint. Except as set forth in Schedule 4.21 to the Knowledge of Landmark, none of the employees of any critical subcontractor utilized by Landmark are represented by a labor union. There is no request directed to Landmark for union or similar representation pending, and to Landmark's Knowledge, no question concerning representation has been raised. To Landmark's Knowledge, there is no grievance pending which might have a material adverse effect on Landmark nor any arbitration proceeding arising out of the union agreement. There are no arbitration awards, court orders, orders of the National Labor Relations Board or private settlement agreements which in any way alter, amend or clarify any union agreement or which restrict or otherwise impact Landmark's ability to act with respect to the employees covered by any union agreement in the future. To Landmark's Knowledge, no key employee and no group of employees has any plans to terminate employment with Landmark. Landmark has complied in all material respects with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, house, equal opportunity, collective bargaining and the payment of social security and other taxes. Landmark is not liable for any arrears of wages or any taxes or penalties for failure to comply with any such laws, ordinances or regulations.

     4.22 Business Conduct. Except as set forth on Schedule 4.22, since December 31, 1995, Landmark has conducted its Business only in the ordinary course consistent with past custom and practices and has incurred no liabilities other than in the ordinary course of business consistent with past custom and practices. Except as set forth on Schedule 4.22, since December 31, 1995, there has not been any:

     (a) material adverse change in Landmark's operations, condition (financial or otherwise), operating results, employee, customer or supplier relations or business prospects;

     (b) damage, destruction or loss of any property owned by Landmark or used in the operation of the business, whether or not covered by insurance, having a replacement cost or fair market value in excess of $50,000 affecting Landmark's property, financial status or the Business;

     (c) loan or advance by Landmark to any party other than sales to customers on credit in the ordinary course of business consistent with past custom and practices;

     (d) notice (formal or otherwise) of any liability, potential liability or claimed liability relating to environmental matters;

     (e) incurrence of debts, liabilities or obligations except current liabilities incurred in connection with or for services rendered or goods supplied in the ordinary course of business consistent with past custom and practices, liabilities on account of taxes and governmental charges but not penalties, interest or fines in respect thereof, and obligations or liabilities incurred by virtue of the execution of this Agreement;

     (f) issuance by Landmark of any notes, bonds, or other debt securities or any equity securities or securities convertible into or exchangeable for any equity securities;

     (g) cancellation, waiver or release by Landmark of any debts, rights or claims, except in each case in the ordinary course of business consistent with past custom and practices;

     (h) amendment or termination of any Material Contract other than expiration of such contract in accordance with its terms;

     (i) change in accounting principles, methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) utilized by Landmark;

     (j) discharge or satisfaction of any material liability, encumbrance or payment or any material obligation or liability, other than current liabilities paid in the ordinary course of business consistent with past custom and practices or cancellation of any debts or claims;

     (k) sale or assignment by Landmark of any tangible assets other than in the ordinary course of business;

     (l) capital expenditures or commitments therefor by Landmark other than in the ordinary course of business in excess of $100,000 in the aggregate;

     (m) charitable contributions or pledges by Landmark in excess of $25,000 in the aggregate;

     (n) mortgage, pledge or other encumbrance of any asset of Landmark other than in the ordinary course of business;

     (o) adoption, amendment or termination of any employee benefit pension plan;

     (p) increase in the benefits provided under any employee benefit pension plan; or

     (q) an occurrence or event not included in clauses (a) through (t) that has resulted or would reasonably be expected to result in a material adverse change in Landmark's operations, condition (financial or otherwise), operation results, assets, liabilities, employee, customer or supplier relations or business prospects. For purposes of this Section 4.22, the activities directly involved with the sale, construction, and delivery of individual homes is deemed activities in the "ordinary course".

     4.24 Misrepresentation. To the Knowledge of Landmark and the Principals none of the representations and warranties set forth in this Agreement or in any of the certificates, schedules, exhibits, lists, documents, exhibits, or other instruments delivered, or to be delivered, to Landmark as contemplated by any provision hereof, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE V
            REPRESENTATIONS AND WARRANTIES OF FORTRESS AND PURCHASER

       Fortress and Purchaser each jointly and severally represent and warrant that the representations and warranties set forth below are true and correct as of the date of this Agreement and shall be true and correct at the time of Closing and that such representations and warranties as made at the time of Closing shall survive the Closing.

       5.1 Organization. Fortress and Purchaser are duly organized, validly existing, and in good standing under the laws of the state of Delaware.

       5.2 Authorization. Fortress and Purchaser have full power, right and authority to execute and deliver this Agreement and the other documents and agreements required in connection with the transactions contemplated hereby (the "Other Purchaser Agreements") and to perform their obligations hereunder and thereunder. The execution and delivery of this Agreement and the Other Purchase Agreements by Fortress and Purchaser and performance of the obligations under this Agreement and Other Purchaser Agreements have been duly and properly authorized by all requisite corporate action in accordance with applicable law and with the Certificate of Incorporation and By-Laws of each. This Agreement and the Other Purchaser Agreements are valid and binding upon Fortress and Purchaser in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally.

       5.3 Transaction Not a Breach. Neither the execution and delivery of this Agreement or the Other Purchaser Agreements, nor their performance will violate, conflict with, or result in a breach of any provision of any Law, rule, regulation, order, permit, judgment, injunction, decree or other decision of any court or other tribunal or any Governmental Authority binding on Fortress or Purchaser or conflict with or result in the breach of any of the terms, conditions or provisions of the Certificate of Incorporation or the By-laws of Fortress or Purchaser or of any contract, agreement, mortgage or other instrument or obligation of any nature to which Fortress or Purchaser is a party or by which Fortress or Purchaser is bound.

       5.4 Misrepresentation. None of the representations and warranties set forth in this Agreement or in any of the certificates, schedules, exhibits, lists, documents, exhibits, or other instruments delivered, or to be delivered, to Landmark as contemplated by any provision hereof, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE VI
                           COVENANTS PRIOR TO CLOSING

       6.1 Access and Cooperation; Due Diligence. Between the date of this Agreement and the Consummation Date, Landmark will afford to the officers and authorized representatives of Fortress reasonable access to all of Landmark's sites, properties, books and records during normal business hours and with prior notice and will furnish Fortress with such additional financial and operating data and other information as to the business and properties of Landmark as Fortress may from time to time reasonably request. Landmark will cooperate with Fortress, its representatives, engineers, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement. Fortress and Landmark will treat with strict confidence all information obtained in connection with the negotiation and performance of this Agreement.

       6.2 Business Conduct. From the date hereof through the Consummation Date, except as otherwise provided for in, or contemplated by, this Agreement, Landmark covenants and agrees that:

          (a) Landmark will operate the business in the ordinary and usual course in substantially the same manner as it is presently operated.

          (b) Except in the ordinary course of business or as required by Law or contractual obligations or other understandings or arrangements existing on the date hereof, Landmark will not (i) increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with any of the employees at the business; (ii) pay or agree to pay any additional pension, retirement allowance or other employee benefit to any such employee, whether past or present, (iii) enter into any new employment, severance, consulting, or other compensation agreement with any existing employee of the business, or (iv) engage in any Affiliate Transaction, except as is consistent with past practice.

          (c) Subject to the terms and conditions of this Agreement, Landmark will use its best efforts to keep available the services of its present employees of the business, and preserve the goodwill, reputation and present relationships of the business with its suppliers, customers, and others having business relations with the business.

          (d) Landmark will (i) use its best efforts to maintain and keep in full force existing insurance, (ii) maintain Landmark's records in the usual, regular and ordinary manner on a basis consistent with the past practices, and (iii) perform and comply with its obligations under all Material Contracts.

          (e) Except in the ordinary course of business or as otherwise provided for in, or contemplated by this Agreement, Landmark will not (i) sell, lease, transfer or otherwise dispose of any of the Assets of the Business,
     (ii) create or permit to exist any new lien on the Assets of the Business,
     (iii) enter into any joint venture, partnership or other similar arrangement or form any other new arrangement for the operation of the Assets of the Business, or (iv) accelerate or delay the sale or construction of any inventory in a manner inconsistent with past practices.

          (f) Landmark will use its best efforts between the date hereof and the Closing to secure fulfillment of all of the conditions precedent to Fortress's obligations hereunder.

          (g) Neither the Principals nor Landmark shall undertake any action or fail to take any action that will result in a breach of the representations and warranties set forth in Articles III and IV hereof as made again as of the Closing.

          (h) Landmark will comply with all Laws.

     6.3 Non-Negotiation. In consideration of the substantial expenditure of time, effort and expense undertaken by Fortress in connection with its due diligence review and the preparation and execution of this Agreement, Landmark and the principals agree that neither they nor their representatives, agents or employees will, after the execution of this Agreement until the earlier of (i) the termination of this Agreement, or (ii) the Closing, directly or indirectly, solicit, encourage, negotiate or discuss with any third party (including by way of furnishing any information concerning Landmark) any acquisition proposal relating to or affecting the Company or any part of it, or any direct or indirect interests in Landmark, whether by purchase of assets or stock, purchase of interest, merger or other transaction ("Acquisition Transaction"), and that Landmark will promptly advise Fortress of the terms of any communications principals or Landmark may receive or become aware of relating to any bid for all or any part of the Assets of the Business.

     6.4 Schedules. Each party hereto agrees that with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing timely to supplement or amend promptly all the schedules to this Agreement (the "Schedules"), to correct any matter which would constitute a breach of any such party's representations and warranties herein, or to reflect any change in the information disclosed therein, provided that no amendment or supplement to a Schedule that constitutes or reflects a material adverse change to Landmark may be made unless Fortress consents to such amendment or supplement. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 7.1 and 7.2 have been fulfilled, the Schedules hereto shall be deemed to be the Schedules as amended or supplemented pursuant to this Section 6.4.

                                  ARTICLE VII
                      CONDITIONS PRECEDENT TO THE CLOSING

     7.1 Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived at the option of Purchaser:

          (a) No Breach of Covenants; True and Correct Representations and Warranties. There shall have been no material breach by Landmark in the performance of any of its covenants herein to be performed by it in whole or in part prior to Closing, and the representations and warranties of Landmark contained in this Agreement and the Other Seller Agreements shall be true and correct in all material respects as of the Closing, except for representations or warranties that are made by their terms as of a specified date, which shall be true and correct in all material respects as of the specified date. Purchaser shall receive at the Closing a certificate dated and validly executed on behalf of Landmark by an executive officer certifying, in such detail as Purchaser may require, the fulfillment of the foregoing conditions, and restating and reconfirming as of the Closing all of the representations and warranties of Landmark contained in this Agreement and the Other Seller Agreements.

          (b) Delivery of Documents. Purchaser shall have received all documents and other items to be delivered under Section 3.2(a).

          (c) Title Commitment. Purchaser shall have received (at its expense) with respect to each parcel of Real Property a commitment to issue an Owner's Policy of Title Insurance issued by a title insurer satisfactory to Purchaser in an amount equal to the fair market value of such Real Property, insuring fee simple title to such Real Property to be in Purchaser. Each title insurance policy to be delivered pursuant to the commitment shall insure title to the Real Property and all recorded appurtenant easements fitting such Real Property free of any mortgages, claims, pledges, liens, encumbrances or charges except those set forth in
     Schedule 4.14, (2) contain an "extended coverage endorsement" insuring over all general exceptions customarily contained in such policies, (3) contain a Zoning Endorsement, (4) contain an endorsement insuring that each street adjacent to the Real Property is or has access to a public street and that there is direct and unencumbered pedestrian and vehicular access to such street from the Real Property, (5) if the Real Property consists of more than one record parcel, contain a "contiguity" endorsement insuring that all of the record parcels are contiguous to one another, and (6) contain a "non-imputation" endorsement to the effect that title defects known to the officers, directors and stockholders of the owner prior to the Closing shall not be deemed "facts known to the insured" for purposes of the policy.

          (d) No Legal Obstruction. Except as provided in Section 2.4 hereof, of the Consents required for Purchaser to conduct the business in the normal course after the Closing shall have been given or obtained, as the case may be. No suit, action or proceeding by any person or Governmental Authority shall be pending or threatened in writing, which if determined adverse to Landmark or Purchaser's interest, could have a material adverse effect upon
     (i) Landmark, the Business or the Assets, (ii) Purchaser, or (iii) the benefits of Purchaser of the transactions contemplated hereby. No injunction, restraining order or order of any nature shall have been issued by or be pending before any court of competent jurisdiction or any Governmental Authority challenging the validity or legality of the transactions contemplated hereby or restraining or prohibiting the consummation of such transactions or compelling Purchaser to dispose of or discontinue or materially restrict the operations of a significant portion of the Business or of the Business conducted by Purchaser as a result of the consummation of the transactions contemplated hereby.

          (e) Damage or Destruction. There shall have been no material loss or destruction of any portion of the Assets or of the Business, nor any institution or threat of any condemnation or other proceedings to acquire or limit the use of any of the Assets or the business. Risk of loss for the Assets shall be that of Landmark until the Closing.

          (f) No Material Adverse Change. There shall have been no material adverse change in the Assets, condition (financial or otherwise), operating results, employee, customer or supplier relations, business activities or business prospects of Landmark and Landmark will not have lost any material customer (or any material portion of any customer's business).

          (g) Approval by Purchaser's Counsel. All actions, proceedings, instruments and documents reasonably required to carry out this Agreement and all other related legal matters shall have been approved as to form and substance by counsel for Purchaser.

          (h) Required Consents. Except as set forth in Section 2.4 hereof, Landmark shall have obtained the Consents.

          (i) Bobby H. Harrelson, B. Rex Stephens, Daniel Siebert, and Robert C.
     G. Exum have entered into Employment Agreements in the forms set forth in
     Exhibit 7.1(i);

          (j) Purchasers and Landmark's Affiliate, Landmark Developers, Inc., have entered into a lot purchase and agreement in the form set forth in
     Exhibit 7.1(j);

          (k) Purchaser, Bobby W. Harrelson and B. Rex Stephens have entered into the Right of First Refusal set forth in Exhibit 7.1(k).

     7.2 CONDITIONS PRECEDENT TO OBLIGATIONS TO LANDMARK. The obligations of Landmark under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived at the option of
Landmark:

          (a) No Breach of Covenants; True and Correct Representations and Warranties. There shall have been no material breach by Purchaser in the performance of any of the covenants herein to be performed by it in whole or in part prior to the Closing, and the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing, except for representations or warranties that are made by their terms as of a specified date, which shall be true and correct in all material respects as of the specified date. Landmark shall receive at Closing a certificate dated as of the Closing and executed by an executive officer on behalf of Purchaser, certifying in such detail as Landmark may require, the fulfillment of the foregoing conditions, and restating and reconfirming as of Closing all of the representations and warranties of Purchaser and Fortress contained in this Agreement.

          (b) Delivery of Documents. Landmark shall have received all documents and other items to be delivered by Purchaser under Section 3.2(b).

          (c) No Legal Obstruction. Except as set forth in Section 2.4 hereof, of the Consents required for Purchaser to conduct the business in the normal course after the Closing shall have been given or obtained, as the case may be. No suit, action or proceeding by any person or Governmental Authority shall be pending or threatened in writing, which if determined adverse to Landmark or Purchaser's interest, could have a material adverse effect upon (i) Landmark, the business or the Assets, (ii) Purchaser, or
     (iii) the benefits of Landmark of the transactions contemplated hereby. No injunction, restraining order or order of any nature shall have been issued by or be pending before any court of competent jurisdiction or any Governmental Authority challenging the validity or legality of the transactions contemplated hereby or restraining or prohibiting the consummation of such transactions or compelling Purchaser to dispose of or discontinue or materially restrict the operations of a significant portion of the Business or of the Business conducted by Purchaser as a result of the consummation of the transactions contemplated hereby.

          (d) Approval by Landmark's Counsel. All actions, proceedings, instruments and documents reasonably required to carry out this Agreement and all other related legal matters shall have been approved as to form and substance by counsel for Landmark.

          (e) Bobby H. Harrelson, B. Rex Stephens, Daniel Siebert, and Robert
     C. G. Exum have entered into Employment Agreements in the forms set forth in Exhibit 7.1(i);

          (f) Purchaser and Landmark's Affiliate, Landmark Developers, Inc., have entered into a lot purchase and agreement in the form set forth in
     Exhibit 7.1(j);

          (g) Purchaser, Bobby W. Harrelson and B. Rex Stephens have entered into the Right of First Refusal set forth in Exhibit 7.1(k).

                                  ARTICLE VIII
                                OTHER AGREEMENTS

     8.1  NONASSIGNABLE CONTRACTS.

          (a) Non-assignability. Without limiting the generality or effect of any provision of this Agreement, to the extent that any Contract or License to be assigned, transferred or contributed ("Transferred") pursuant to the terms of this Agreement is not capable of being Transferred without the consent, approval, novation or waiver of a third person or entity or a Governmental Authority, or if such Transfer or attempted Transfer would constitute a breach thereof or a violation of any Law, nothing in this Agreement will constitute a Transfer or an attempted Transfer thereof.

          (b) Landmark to Use Reasonable Efforts. Notwithstanding anything contained in this Agreement to the contrary, Landmark will not be obligated to Transfer to Purchaser any of its rights and obligations in and to any of the Contracts referred to in Section 4.10 without first having obtained all of the consents necessary for such Transfers (the "Required Consents"). Landmark will use its reasonable efforts, and Purchaser will cooperate with Landmark to obtain such Consents.

          (c) If Waivers or Consents Cannot Be Obtained. To the extent that the Consents referred to in Section 1.4 are not obtained by Landmark and except as otherwise provided in Section 2.4 hereof with respect to the Bank Obligations, Landmark will, during the six-month period commencing with the Closing Date (i) use reasonable efforts to provide to Purchaser the benefits (and the burdens) of any Contract to the extent relating to the Business, (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits (and burdens) to Purchaser without incurring any obligation to any other person or entity other than to provide such benefits to Purchaser and (iii) enforce, at the request of Purchaser for the account of Purchaser any rights of Landmark arising from any such Contracts (including, without limitation, the right to elect to terminate in accordance with the terms thereof upon the advice of Purchaser). Purchaser agrees to cooperate with Landmark in connection with the foregoing. At the end of such six-month period Landmark will have no further obligations hereunder with respect to any such Contract and the failure to obtain any Consent with respect thereto will not be a breach of this Agreement; provided that nothing contained in this Section 8.1(c) shall affect the liability of Landmark, if any, pursuant to this Agreement for having failed to disclose the need for such Consent or to use its reasonable efforts in accordance with the provisions hereto to obtain such Consent.

     8.2 OBLIGATIONS OF PURCHASER TO PERFORM. Provided (and for so long as) Landmark obtains the benefits of any Contract for Purchaser, Purchaser will perform in a timely fashion the obligations of Landmark under or in connection with such Contract (to the extent permitted thereunder) for the benefit of the other party or parties thereto. In addition, Purchaser and Fortress, jointly and severally, agree: (i) to pay, perform and discharge in a timely fashion each and every obligation related to the Assumed Liabilities; and (ii) if any of the Consents or Releases related to the Bank Obligations are not obtained within the time provided in Section 2.4 hereof, then such Bank Obligations shall become due and payable in full immediately and Purchaser and Fortress, jointly and severally, agree to pay such Bank Obligations in full immediately.

                                   ARTICLE IX
                                INDEMNIFICATION

     9.1 INDEMNIFICATION BY SELLER. From and after the Closing, Landmark, Bobby W. Harrelson and B. Rex Stephens jointly and severally agree to indemnify, defend and save Purchaser, and its officers, directors, employees, agents, Employee Plans, and fiduciaries, plan administrators or other parties dealing with any such plans (each, a "Purchaser Indemnified Party"), forever harmless from and against, and to promptly pay to a Purchaser Indemnified Party or reimburse a Purchaser indemnified Party for, any and all liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs, expenses, interest, fines, penalties, actual or punitive damages or costs or expenses of any and all investigations, proceedings, judgments, environmental analyses, remediations, settlements and compromises (including reasonable fees and expenses of attorneys, accountants and other experts) (individually and collectively, the "Losses") sustained or incurred by any Purchaser Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any of the following:

          (a) any misrepresentation or breach of a representation or warranty made herein by Landmark, or non-compliance with or breach by Landmark of any of the covenants or agreements contained in this Agreement or the Other Seller Agreements to be performed by Landmark of any of its Affiliates; and

          (b) any Losses relating to, resulting from or arising out of any violations of, or obligations under, Environmental Requirements relating to acts, omissions, circumstances or conditions existing on or prior to the Closing whether or not such acts, omissions, circumstances or conditions constituted a violation of Environmental Requirements as then in effect;

          (c)  the Excluded Liabilities.

     9.2 Indemnification by Purchaser. From and after the Closing, Purchaser and Fortress, jointly and severally, agree to indemnify, defend and save Landmark and its Affiliates, and their respective officers, directors, employees and agents (each, a "Landmark Indemnified Party") forever harmless from and against, and to promptly pay to a Landmark Indemnified Party or reimburse a Landmark Indemnified Party for, any and all Losses sustained or incurred by any Landmark Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of any of the following: (i) any misrepresentation or breach of a representation or warranty made herein by Purchaser or Fortress, (ii) non-compliance with or breach by Purchaser or Fortress of any of the covenants or agreements contained in this Agreement or any of the Other Purchaser Agreements to be performed by Purchaser; or (iii) the Assumed Liabilities.

     9.3 Indemnification Procedure for Third Party Claims. In the event that subsequent to the Closing any person or entity entitled to indemnification under this Agreement (an "Indemnified Party") asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity who is not a party to this Agreement or an Affiliate of such a party (including, but not limited to any domestic or foreign court, government, or Governmental Authority or instrumentality, federal state or local) (a "Third Party Claim") against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an "Indemnifying Party"), the Indemnified Party shall give written notice together with a statement of any available information regarding such claim to the Indemnifying Party within sixty (60) days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the "Defense Notice") within thirty (30) days after receipt from the Indemnified Party of notice of such claim, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim ("Defense Counsel"), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld, and in the event the Indemnifying Party shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Party's approval.

       (a) In the event that the Indemnifying Party shall fail to give such notice, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith an to compromise and settle the claim without prior consent of the Indemnifying Party and the Indemnifying Party will be liable for all costs, expense, settlement amounts or other Losses paid or incurred in connection therewith.

       (b) In the event that the Indemnifying Party does elect to conduct the defense of the subject claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by it, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, provided that the Indemnified Party shall have the right to compromise and settle the claim only with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.
     Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive or other equitable relief would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. The Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim to the extent that claim seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party (and the cost of such defense shall constitute a Loss for which the Indemnified Party is entitled to indemnification hereunder). If a firm decision is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted
     to settle under this Section   and the Indemnifying Party desires to accept
     and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within 30 calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnified Party through the end of such 30 day period.

       (c) Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

       9.4 Direct Claims. It is the intent of the parties hereto that all direct claims by an Indemnified Party against a party hereto not arising out of this Article IX. Any claim under this Article IX by an Indemnified Party for indemnification other than indemnification against a Third Party Claim, (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, and the Indemnifying Party will have a period of 30 calendar days within which to satisfy such Direct Claim. If the Indemnifying Party does not so respond within such 30 calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee under this Article IX or otherwise.

       9.5 Failure to Give Timely Notice. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in Sections 9.3 and 9.4 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

       9.6 Reduction of Loss. To the extent any Loss of an Indemnified party is reduced by receipt of payment (i) under insurance policies which are not subject to retroactive adjustment or other reimbursement to the insurer in respect of such payment, or (ii) from third parties not Affiliated with the Indemnified Party, such payments (net of the expenses of the recovery thereof) (such net payment being referred to herein as a "Reimbursement") shall be credited against such Loss; provided, however, (x) the pendency of such payments shall not delay or reduce the obligation of the Indemnifying Party to make payment to the Indemnified Party in respect of such Loss, and (y) the Indemnified Party shall have no obligation, hereunder or otherwise, to pursue payment under or from any insurer or third party in respect of such loss. If any Reimbursement is obtained subsequent to payment by an Indemnifying Party in respect of a Loss, such Reimbursement shall be promptly paid over to the Indemnifying Party.

       9.7 Subrogation. The Indemnifying Party shall be subrogated to the Indemnified Party's rights of recovery to the extent of any Loss satisfied by the Indemnifying Party. The Indemnified party shall execute and deliver such instruments and papers as are necessary to assign such rights and assist in the exercise thereof, including access to books and records of Landmark.

       9.8 Limitation on Indemnities. No Seller shall have any liability pursuant to Section 9.1 hereof unless and until the aggregate amount of Losses accrued pursuant to Section 9.1 is greater than $50,000 and then only for the amount by which such Losses exceed $50,000.

                                   ARTICLE X
                                  DEFINITIONS

     For purposes of this Agreement, the following terms have the meanings referred to in this Article 10:

"Affiliate Transaction" - a transaction between Landmark and any other Person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Landmark.

"Hazardous Material" -- as defined in Section 3.18(b).

"Knowledge" -- and individual will be deemed to have "Knowledge" of a particular fact if:

     (a)  Such individual is actually aware of such fact or other matter; or

     (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or any time had, Knowledge of such fact or other matter.

"Lien" - any charge, claim, equity, judgment, lease, liability, lien, mortgage, pledge, restriction, security interest, Tax lien, or encumbrance of any kind.

"Person" -- any individual, corporation (including non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity of Governmental Body.

                                  ARTICLE XI
                            FEDERAL SECURITIES ACT

     11.1 Economic Risk: Sophistication. Each Principal is able to bear the economic risk of an investment in Fortress common stock issued pursuant to Annex I and can afford to sustain a total loss of such investment and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the proposed investment in Fortress common stock. The Principal or his respective purchaser representative has had an adequate opportunity to ask questions and receive answers from the officers of Fortress concerning any and all matters relating to the background and experience of the current and proposed officers and directors of Fortress, the business, operations and financial condition of Fortress, and the plans for additional acquisitions and the like. The Principal or his representative purchaser representative has asked any and all questions in the nature described in the preceding sentence and all questions have been answered to their satisfaction. The Principal represents that after taking into consideration the information and advice provided herein he has the requisite knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of this investment and is an "accredited investor" as defined in Regulation D of the Securities Act of 1933, as amended (the "Securities Act").

     11.2 Covenant to Register. Fortress covenants that, prior to the time when issuance of any of its common stock to Seller pursuant to Annex I is required, Fortress shall register the stock under the Securities Act at its sole cost and expense. Fortress further agrees and represents and warrants to each Seller that, based upon the information available as of the Closing Date, no Seller shall be considered an "Affiliate" of Fortress within the meaning of Rule 144, promulgated under the Securities Act.

                                  ARTICLE XII
                                 MISCELLANEOUS

     12.1 Notices, Consents, Etc. Any notices, consents or other communication required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (i) delivered personally, (ii) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, or (iii) delivered by a recognized overnight courier service, to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

             (a)    If to Landmark:

             Landmark Homes, Inc.
             P. O. Box 4127
             Wilmington, NC 28406
             Attention: Bobby W. Harrelson or
             B. Rex Stephens

             with a copy to:

             Murchison, Taylor, Kendrick, Gibson & Davenport L.L.P. 16 N. Fifth Avenue
             Wilmington, NC 28401
             Attention: Joseph O. Taylor

             (b)    If to Purchaser:

            THE FORTRESS GROUP, INC.
            1921 GALLOWS ROAD, SUITE 730
            VIENNA, VA  22182
          Attention:    J. MARSHALL COLEMAN
                     ----------------------

          with a copy to:

          Katten, Muchin & Zavis
          525 W. Monroe
          Chicago, IL 60661-3693
          Attention: Howard S. Lanznar, Esquire

Date of service of such notice shall be (x) the date such notice is personally delivered, (y) three (3) days after the date of mailing if sent by certified or registered mail, or (z) one (1) day after date of delivery to the overnight courier if sent by overnight courier.

   12.2 Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

   12.3 Documents. Each party will execute all documents and take such other actions as the other party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Agreement.

   12.4 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

   12.5 Expenses. Except as otherwise specifically provided herein, each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement. Seller shall not pay or obligate Purchaser to pay any of such costs and expenses from the Assets.

   12.6 Cooperation by the Parties. In addition to the covenants of Seller contained in Article VII herein, the parties to this Agreement will use their reasonable efforts, and will cooperate with each other of them, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable each of them to effect the transactions contemplated hereby, and will otherwise use their best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof.

   12.7 Further Assurances. At any time or from time to time up to one year after the Closing, each of the parties hereto shall, at the request of the other of the parties hereto and at such other parties' expense, execute and deliver any further instruments or documents and take all such further actions are reasonably requested of it in order to consummate and make effective the sale of the Stock pursuant to this Agreement.

       12.8 Governing Law. This Agreement shall be construed and governs in accordance with the laws of the State of North Carolina, without giving effect to principles of conflicts of law.

       12.9 Headings. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

       12.10 Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of the other parties; provided, however, that nothing in the Agreement is intended to limit Purchaser's ability to assign its rights or delegate its responsibilities, liabilities and obligations under this Agreement to any person at any time whether prior to or following the Closing without consent, but no such assignment shall relieve Purchaser or Fortress of any of its obligations, duties or liabilities hereunder.

       12.11 Entire Agreement. This Agreement and all the Schedules and Exhibits attached to the Agreement (which shall be deemed incorporated in the Agreement and made a part hereof) set forth the entire understanding of the parties and may be modified only by instruments assigned by both of the parties hereto.

       12.12 Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties to this Agreement, any rights or remedies under or by reason of this Agreement.

       12.13   Interpretative Matters.  Unless the context otherwise requires,
(i) all references to Articles, Sections, Schedules or Exhibits in this Agreement, (ii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, and (iii) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter.

       12.14 Termination. This Agreement may be terminated at any time prior to the Closing.

               (a)  By the mutual written consent of Purchaser and Seller:

               (b) By either Landmark or Purchaser in writing, without liability to the terminating party on account of such termination (providing the terminating party is not otherwise in default or in breach of this Agreement), if the Closing shall not have occurred on or before September 30, 1996.

          (c) By either Seller or Purchaser in writing, without liability to the terminating party on account of such termination (provided the terminating party is not otherwise in default or in breach of this Agreement), if Purchaser or Seller, respectively, shall (i) fail to perform in any material respect its agreements contained herein required to be performed prior to the Closing, or (ii) materially breach any of its representations, warranties or covenants contained herein; or

          (d) Termination of this Agreement pursuant to this Section 11.16 shall terminate all obligations of the parties hereunder; provided, however, that termination pursuant to clause (ii) or (iii) of Section shall not relieve the defaulting party or breaching party from any liabilities to the other party hereto.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                  PURCHASER:

                                  FORTRESS ACQUISITION, INC.

                                  By: /s/ JAMES J. MARTEL JR.
                                      ---------------------------
                                      a duly authorized signatory

                                  THE FORTRESS GROUP, INC.

                                  By: /s/ JAMES J. MARTEL JR.
                                      ---------------------------
                                      a duly authorized signatory

                                  SELLER:

                                  LANDMARK HOMES, INC.

                                  By: /s/ ROBERT C.G. EXUM
                                      ---------------------------
                                      a duly authorized signatory

                                  PRINCIPALS:

                                  /s/ BOBBY W. HARRELSON
                                  -------------------------------
                                      Bobby W. Harrelson

                                  /s/ B. REX STEPHENS
                                  -------------------------------
                                      B. Rex Stephens

                        INDEX OF SCHEDULES AND EXHIBITS
                        -------------------------------

SCHEDULES

Schedule 1.2(a)         Assets of Balance Sheet

Schedule 1.2(b)         Real Property Owned

Schedule 1.2(c)         Acquired Contracts (Construction of Homes)

Schedule 1.2(d)         Land Contracts

Schedule 1.2(g)         Intellectual Property

Schedule 1.3            Excluded Assets

Schedule 2.4            Assumed Liabilities

Schedule 2.6            Purchase Price Allocation

Schedule 4.1            Other Seller Agreements

Schedule 4.2            Qualified Business Areas as a Foreign Corporation

Schedule 4.3            Authorized and Capital Stock Issued

Schedule 4.4            List of Officers and Directors

Schedule 4.6            Personal Property Claims, Liens, Charges,
                        Security Interests

Schedule 4.7            Required Consents

Schedule 4.8            Undisclosed Liabilities & Obligations

Schedule 4.9            Tax Matters

Schedule 4.10           Material Contracts

Schedule 4.12           Permits

Schedule 4.13           Liens

Schedule 4.13(i)        Unpaid Obligations

Schedule 4.13(j) Developer Related Charges or Assessments for Public Improvements that are Unpaid

Schedule 4.14           Permitted Exceptions

Schedule 4.15           Litigation

Schedule 4.16           Non-Compliance with Laws

Schedule 4.17           Exceptions to Government Law

Schedule 4.18           Listing of Insurance Policies

Schedule 4.19           Violations of Environmental Law & Permits, Etc.

Schedule 4.20           Officers/Directors/Key Employee

Schedule 4.21           Employment Discrimination, Strikes, Etc.

Schedule 4.22           List of Employee Benefits Plans

Schedule 4.23           Adverse Changes in Operations, Etc.


EXHIBITS

Exhibit 2.1(c)          Promissory Note

Exhibit 3.2(a)          Bill of Sale and Assignment of Personal
                        Property

Exhibit 3.2(b)(ii)      Assumption Agreement

Exhibit 7.1(i)          Employment Agreements

Exhibit 7.1(j)          Option Agreement

                        Exhibit I      Subdivision Lot Prices

                        Exhibit II     Sale and Purchase Agreement

                        Exhibit A      Subdivision Lot Prices

                        Exhibit B      Right of First Refusal

                        Exhibit C      Seller-Purchaser Development
                                       Responsibility Checklist

                        Exhibit D      Landmark Organization, Inc.
                                       Preparation and Landscape Prices

Exhibit 7.1(k)          Right of First Refusal